FORESTAR REPORTS FISCAL 2023 THIRD QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - July 20, 2023 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its third quarter ended June 30, 2023.

Fiscal 2023 Third Quarter Highlights
All comparisons are year-over-year

•Net income increased 18% to $46.8 million or $0.93 per diluted share
•Pre-tax income increased 18% to $62.4 million, with a pre-tax profit margin of 16.9%
•Consolidated revenues increased 20% to $368.9 million on 3,812 lots sold
•Owned and controlled 73,000 lots
•Return on equity of 11.9% for the trailing twelve months ended June 30, 2023
•Book value per share increased 13% to $25.96
•Net debt to total capital ratio improved to 19.1%

Daniel Bartok, CEO, said, “Builder incentives have helped bridge the affordability gap for many new homebuyers, and the supply of both new and existing homes remains limited. As a result, builder sentiment has improved, and housing starts have increased. Stronger demand for finished residential lots helped to drive solid third quarter results, highlighted by net income increasing 18% to $46.8 million or $0.93 per diluted share.

“The supply of vacant developed lots, particularly at affordable price points, continues to be constrained across our footprint. Forestar is the market leader in a highly fragmented and under-capitalized industry and is well-positioned as a key lot supplier to the homebuilding industry. We are confident about Forestar’s ability to capitalize on opportunities that build shareholder value with our broad geographic footprint, attractive land positions, strong balance sheet, relationship with the nation’s largest homebuilder, and most importantly, our experienced team.”

Financial Results
Net income for the third quarter of fiscal 2023 increased 18% to $46.8 million, or $0.93 per diluted share, compared to $39.7 million, or $0.80 per diluted share, in the same quarter of fiscal 2022. Pre-tax income for the quarter increased 18% to $62.4 million from $52.7 million in the same quarter of fiscal 2022. Revenues for the quarter increased 20% to $368.9 million from $308.5 million in the same quarter of fiscal 2022.

Net income for the nine months ended June 30, 2023 decreased 26% to $94.5 million, or $1.89 per diluted share, compared to $128.0 million, or $2.57 per diluted share, in the same period of fiscal 2022. Pre-tax income for the nine months ended June 30, 2023 decreased 26% to $126.2 million from $169.4 million in the same period of fiscal 2022. The nine months ended June 30, 2023 included $19.4 million of pre-tax real estate impairment charges to cost of sales compared to $3.8 million in the same period of fiscal 2022. Revenues for the nine months ended June 30, 2023 decreased 22% to $887.1 million from $1.1 billion in the same period of fiscal 2022.

The Company’s return on equity was 11.9% for the trailing twelve months ended June 30, 2023. Return on equity is calculated as net income for the trailing twelve months divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the third quarter increased 10% to 3,812 lots compared to 3,473 lots in the same quarter of fiscal 2022. During the third quarter of fiscal 2023, Forestar sold 625 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”), compared to 435 lots in the prior year quarter. In the third quarter of fiscal 2023, lots sold to customers other than D.R. Horton included 105 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date.

Lots sold during the nine months ended June 30, 2023 decreased 34% to 9,054 lots compared to 13,777 lots in the same period of fiscal 2022. During the nine months ended June 30, 2023, 1,107 lots were sold to customers other than D.R. Horton compared to 1,954 lots in the same period of fiscal 2022. Lots sold to customers other than D.R. Horton in the nine months ended June 30, 2023 included 252 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date compared to 358 lots in the prior year period.

The Company’s lot position at June 30, 2023 was 73,000 lots, of which 53,700 were owned and 19,300 were controlled through land and lot purchase contracts. Lots owned at June 30, 2023 included 7,800 that were fully developed. Of the Company’s owned lot position at June 30, 2023, 14,900 lots, or 28%, were under contract to be sold, representing approximately $1.4 billion of future revenue. Another 16,900 lots, or 31%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at June 30, 2023.

Capital Structure, Leverage and Liquidity
Forestar ended the quarter with $401.0 million of unrestricted cash and $380.2 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $781.2 million. Debt at June 30, 2023 totaled $707.2 million, with no senior note maturities until fiscal 2026. The Company’s net debt to total capital ratio at the end of the quarter was 19.1%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “Our commitment to operational excellence and a relentless focus on execution enabled us to deliver solid third quarter results. The Forestar team sold 3,812 lots generating $368.9 million in revenues and $62.4 million in pre-tax income. Once again, Forestar demonstrated its ability to deliver strong profitability and maintain attractive returns. We will continue to strive to maximize returns by balancing our pace of sales and lot pricing.

“Forestar is uniquely positioned to take advantage of the shortage of finished lots in the homebuilding industry. Our strong balance sheet and ample liquidity give us the flexibility to invest in land opportunities that will drive our future growth and maintain an appropriate level of finished lots in inventory to meet builder demand. We will continue to aggregate significant market share over the next few years, while we maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.”

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, July 20) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 130193 and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 52 markets and 20 states. Based in Arlington, Texas, the Company delivered more than 12,900 residential lots during the twelve-month period ended June 30, 2023. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include the supply of vacant developed lots, particularly at affordable price points, continues to be constrained across our footprint; Forestar is the market leader in a highly fragmented and under-capitalized industry and is well-positioned as a key lot supplier to the homebuilding industry; we are confident about Forestar’s ability to capitalize on opportunities that build shareholder value with our broad geographic footprint, attractive land positions, strong balance sheet, relationship with the nation’s largest homebuilder, and most importantly, our experienced team. Forward-looking statement also include we will continue to strive to maximize returns by balancing our pace of sales and lot pricing; Forestar is uniquely positioned to take advantage of the shortage of finished lots in the homebuilding industry; our strong balance sheet and ample liquidity give us the flexibility to invest in land opportunities that will drive our future growth and maintain an appropriate level of finished lots in inventory to meet builder demand; and we will continue to aggregate significant market share over the next few years, while we maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of COVID-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; supply shortages and other risks of acquiring land, construction materials and skilled labor; competitive conditions in our industry; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; the impact of significant inflation, higher interest rates or deflation; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are or will be filed with the Securities and Exchange Commission.

Contact
Katie Smith, 817-769-1860
Director of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	June 30, 2023	September 30, 2022
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$401.0	$264.8
Real estate	1,909.1	2,022.4
Investment in unconsolidated ventures	0.5	0.5
Property and equipment, net	5.7	5.7
Other assets	59.1	49.6
Total assets	$2,375.4	$2,343.0
LIABILITIES
Accounts payable	$68.6	$72.2
Accrued development costs	91.1	122.3
Earnest money on sales contracts	123.8	136.2
Deferred tax liability, net	34.1	36.9
Accrued expenses and other liabilities	54.1	70.1
Debt	707.2	706.0
Total liabilities	1,078.9	1,143.7
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,903,713 and 49,761,480 shares issued and outstanding at June 30, 2023 and September 30, 2022, respectively	49.9	49.8
Additional paid-in capital	643.2	640.6
Retained earnings	602.4	507.9
Stockholders' equity	1,295.5	1,198.3
Noncontrolling interests	1.0	1.0
Total equity	1,296.5	1,199.3
Total liabilities and equity	$2,375.4	$2,343.0

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
	(In millions, except per share amounts)
Revenues	$368.9	$308.5	$887.1	$1,137.7
Cost of sales	283.9	234.6	698.7	902.9
Selling, general and administrative expense	26.4	24.1	71.3	69.9
Equity in earnings of unconsolidated ventures	—	—	—	(1.1)
Gain on sale of assets	—	(2.7)	(1.6)	(3.2)
Interest and other income	(3.8)	(0.2)	(7.5)	(0.2)
Income before income taxes	62.4	52.7	126.2	169.4
Income tax expense	15.6	13.0	31.7	41.4
Net income	$46.8	$39.7	$94.5	$128.0

Basic net income per common share	$0.94	$0.80	$1.89	$2.57
Weighted average number of common shares	50.1	49.9	50.0	49.8

Diluted net income per common share	$0.93	$0.80	$1.89	$2.57
Adjusted weighted average number of common shares	50.2	49.9	50.0	49.8

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
Residential lot sales:
Development projects	$334.2	$294.6	$790.3	$1,078.8
Lot banking projects	—	—	—	27.3
Decrease in contract liabilities	0.6	0.5	4.0	2.1
	334.8	295.1	794.3	1,108.2
Deferred development projects	10.3	7.9	24.6	20.4
	345.1	303.0	818.9	1,128.6
Tract sales and other	23.8	5.5	68.2	9.1
Total revenues	$368.9	$308.5	$887.1	$1,137.7

	RESIDENTIAL LOTS SOLD
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Development projects	3,812	3,406	9,054	12,593
Lot banking projects	—	—	—	330
	3,812	3,406	9,054	12,923
Deferred development projects	—	67	—	854
	3,812	3,473	9,054	13,777

Average sales price per lot (1)	$87,700	$86,500	$87,300	$85,600

			LOT POSITION
			June 30, 2023	September 30, 2022
Lots owned			53,700	61,800
Lots controlled under land and lot purchase contracts			19,300	28,300
Total lots owned and controlled			73,000	90,100

Owned lots under contract to sell to D.R. Horton			13,600	17,800
Owned lots under contract to customers other than D.R. Horton			1,300	1,400
Total owned lots under contract			14,900	19,200

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements			16,900	18,900
Owned lots fully developed			7,800	5,500
_____________
(1)Excludes lots sold from deferred development projects and any impact from change in contract liabilities.